Exhibit 99.1

(Investors)	Robert B. Tschudy(Media)	(Media)	Howard Bender
	Senior Vice President and CFO		Vice President/Communications
	SCPIE Holdings Inc.		SCPIE Holdings Inc.
	310/557-8739		310/551-5948
	e-mail: rtschudy@scpie.com		e-mail: hbender@scpie.com

Cecilia A. Wilkinson
PondelWilkinson MS&L
323/866-6060
e-mail: cwilkinson@pondel.com

SCPIE HOLDINGS ENTERS INTO AGREEMENT
WITH GOSHAWK INSURANCE HOLDINGS
REGARDING SCPIE’S ASSUMED REINSURANCE OPERATIONS

Los Angeles, California – December 19, 2002 – SCPIE Holdings Inc. (NYSE:SKP) today announced the completion of a strategic transaction that will cede substantially all of SCPIE’s future assumed reinsurance earned premium to GoshawK Insurance Holdings plc (“GoshawK”), a London-based insurance and reinsurance business listed on the London Stock Exchange.

Under the terms of a quota-share reinsurance transaction, GoshawK Re, a wholly owned subsidiary of GoshawK, will assume 98% of SCPIE’s June 30, 2002, unearned premiums and future written premiums related to its assumed reinsurance business for the 2001 and 2002 underwriting years.

Assumed reinsurance premiums retroceded under this agreement are expected to be approximately $110 million in 2002 and $80 million in subsequent periods. Under the agreement, GoshawK will reimburse SCPIE for acquisition and administrative expenses and all losses related to the premiums retroceded. SCPIE will pay an additional premium of 14.3% to GoshawK on the retroceded premiums. The additional premium charge will impact SCPIE’s future earnings as the reinsurance premiums are written in each respective period.

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“We are pleased to have completed this transaction, which is a major step enabling SCPIE to concentrate its resources on its business of historic strength – SCPIE’s physician liability insurance program, primarily in California,” said Donald J. Zuk, SCPIE President and Chief Executive Officer. “The action we are taking with GoshawK will significantly limit our company’s exposure to future assumed reinsurance business. In addition, this agreement will dramatically reduce the level of capital SCPIE would have been required to allocate to this business in the future.

“As a result, SCPIE will be able to refocus its efforts and capital on its core physician liability book and improve its capital adequacy ratios under both state regulatory and A.M. Best capital adequacy models, which, we believe, should have a positive impact on our A.M. Best rating.

“As we have stated in the past, the ultimate goal of our assumed reinsurance divestiture plan continues to be the refocusing of the company’s business plan, the strengthening of its capital adequacy and the improvement of its A.M. Best rating.”

Currently, A.M. Best has assigned a B+ (Very Good) rating to SCPIE, which, according to A.M. Best, indicates a company has “very good balance sheet strength, operating performance and business profile” and has “good ability to meet their ongoing obligations to policyholders.”

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

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In addition to historical information, this news release contains forward-looking statements that are based upon the company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Actuarial estimates of losses and loss expenses and expectations concerning the company’s ability to retain current insureds at profitable levels, successfully complete the reinsurance divestiture plan, and expand its healthcare liability insurance business in its principal market are dependent upon a variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory changes, the level of ratings from recognized rating services, the inherent uncertainty of loss and loss expense estimates, and the cyclical nature of the property and casualty industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by the company or any other person that the company’s objectives or plans will be realized.